NYSE MKT LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

August 7, 2013

Pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder, NYSE MKT LLC (the “Exchange”) has determined to strike from listing and registration on the Exchange the following:

Cubic Energy, Inc.

Common Stock, $.05 par value

Commission File Number – 001-34144

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the NYSE MKT Company Guide (“the Company Guide”), which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that reported stockholders’ equity below $2,000,000 and losses from continuing operations and/or net losses in two of its three most recent fiscal years.

(b)

Section 1003(a)(ii) of the Company Guide, which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that reported stockholders’ equity below $4,000,000 and losses from continuing operations and/or net losses in three of its four most recent fiscal years.

(c)

Section 1003(a)(iii) of the Company Guide, which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that reported stockholders’ equity below $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.

(d)

Section 1003(a)(iv) of the Company Guide, which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature.

2.

The common stock Cubic Energy, Inc. (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses as follows:

Years Ended June 30,	Net Loss
2012	($12,491,000)
2011	($10,289,000)
2010	($4,937,000)
2009	($24,763,000)
2008	($5,128,000)

(b)

In its Form 10-Q for the period ended September 30, 2011, the Company reported stockholders’ equity of $2,100,000 million had losses from continuing operations and/or net closes in its five most recent fiscal years ended June 30, 2011.

(c)

In its Form 10-Q for the period ended December 31, 2011, the Company reported stockholders’ equity deficit of $766,000 had losses from continuing operations and/or net closes in its five most recent fiscal years ended June 30, 2011.

(d)

In its Form 10-Q for the period ended December 31, 2011, the Company reported cash $1,400,000 and a working capital deficit of $31,000,000.  The Company also disclosed that the level of negative working capital creates a substantial doubt as to its ability to pay its obligations as they come due and remain a going concern.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On November 14, 2011, the Company reported stockholders’ equity of $2,100,000 in its Form 10-Q for the period ended September 30, 2011 and it had losses from continuing operations and/or net losses in its five most recent fiscal years ended June 30, 2011.  At the time, the Company qualified for an exemption to the stockholders’ equity requirements under Sections 1003(a)(1) and 1003(a)(2) of the Company Guide.

(b)

On December 19, 2011, the Company’s market capitalization was below $50,000,000 for thirty consecutive trading days and therefore was no longer eligible for the exemption set forth under Section 1003(a)(1) of the Company Guide.

(c)

On December 27, 2011, the Company was notified by the Exchange that it was not in compliance with Section 1003(a)(iii) of the Company Guide in that it reported stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years ended June 30, 2011 and Section 1003(a)(ii) of the Company Guide in that it reported stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years ended June 30, 2011.  In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to submit a business plan outlining its plan to regain compliance with the Exchange’s continued listing standards.

(d)

On January 27, 2012, the Company submitted its plan to regain compliance with Sections 1003(a)(iii) and 1003(a)(ii) of the Company Guide (the “Plan”) by June 27, 2013.

(e)

On February 24, 2012, the Company was notified by the Exchange that following a review of its Form 10-Q for the period ending December 31, 2011, the Company was not in compliance with Section 1003(a)(i) of the Company Guide in that it reported stockholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years ended June 30, 2011.  The Company was not required to submit a plan since the Plan effectively addressed how the Company intended to regain compliance with Section 1003(a)(i) of the Company Guide.  However, the Company was given the opportunity to supplement the Plan no later than March 26, 2012.  The Company did not supplement the Plan.

(f)

On March 2, 2012, the Company was notified by the Exchange that following a review of its Form 10-Q for the period ending December 31, 2011, the Company was not in compliance with Section 1003(a)(iv) of the Company Guide in that that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such issuer will be able to continue operations and/or meet its obligations as they mature.  The Company was not required to submit a plan since the Plan effectively addressed how the Company intended to regain compliance with Section 1003(a)(iv) of the Company Guide.  However, the Company was given the opportunity to supplement the Plan regarding how it intended to regain compliance with Section 1003(a)(iv) of the Company Guide by July 31, 2012 (the “Financial Impairment Plan Period”) no later than April 2, 2012.  The Company did not supplement the Plan.

(g)

On March 2, 2012, the Exchange notified the Company that it had accepted the Plan.

(h)

On July 27, 2012, the Exchange granted the Company’s request for an extension to its Financial Impairment Plan Period, from July 31, 2012 to December 31, 2012.

(i)

On January 4, 2013 and January 7, 2013, the Company submitted revised financial projections and requested a second extension to its Financial Impairment Plan Period to March 31, 2013.

(j)

After careful review of the Company’s extension request and financial projections provided by the Company, Staff determined, on behalf of the Exchange, to reject the extension request.  On January 25, 2013, the Company was notified that the Exchange had determined to initiate immediate delisting proceedings because of  the Company’s failure to make progress consistent with the Plan and failure to demonstrate an ability to regain compliance (the “Staff Determination”).  The Company was also informed of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by February 1, 2013.

(k)

The Company appealed the Staff Determination and a hearing was held before the NYSE MKT Listing Qualifications Panel hearing (the “Panel”) on April 3, 2013.

(l)

By letter dated April 10, 2013, the Exchange notified the Company of the Panel’s decision to grant the Company through May 31, 2013 to regain compliance with the Exchange’s continued listing standards.  The Panel requested that the Exchange provide a report (the “Report”) on the Company’s operations from the date of the letter through May 31, 2013 before making its final decision on the appeal.  If the Report concluded that the Company had not regained compliance with the Exchange’s continued listing standards, the Company would have the opportunity to respond within two business days of the Report.

(m)

On June 26, 2013, the Exchange submitted its Report.

(n)

The Company did not respond to the Exchange’s Report.

(o)

By letter dated July 10, 2013, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request the Exchange’s Committee of Securities review the Panel’s decision within fifteen calendar days.

(p)

The Company did not appeal the Panel’s decision within the requisite time period and has not otherwise regained compliance with the continued listing standards. To date, the Company remains non-compliant with Sections 1003(a)(iii), 1003(a)(ii), 1003(a)(i) and 1003(a)(iv) of the Company Guide.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s common stock from listing and/or registration by issuing a press release and posting notice on http://usequities.nyx.com/mkt-equities-regulation/listed-company-compliance/form-25-filings.  Further, a copy of this application has been forwarded to Mr. Calvin Wallen, III, president and chief executive officer of Cubic Energy, Inc.

Janice O’Neill

Senior Vice President

Corporate Compliance

NYSE MKT LLC